EXHIBIT 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Regional Management Corp.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rate	Amount Registered (1)	Proposed Maximum Offering Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.10 per share	Other	1,038,846(3)	$ 29.95	$31,113,438	0.00014760	$4,593
Total Offering Amount				—	$31,113,438	—	$4,593
Total Fee Offsets				—	—	—	—
Net Fee Due				—	—	—	$4,593

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1.
This Registration Statement also registers additional securities to be offered or issued upon adjustment or changes made to the registered securities by reason of any stock splits, stock dividends, or similar transactions as permitted by Rule 416(a) and Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”).

2.
Estimated solely for purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act. The proposed maximum offering price per share is estimated based on the average of the high and low prices of the Company’s Common Stock on May 9, 2024, as reported on the New York Stock Exchange.

3.
Represents an aggregate of 1,038,846 shares of Common Stock, comprised of the following: (1) an aggregate of 997,419 shares issuable under the Regional Management Corp. 2024 Long-Term Incentive Plan (the “2024 Plan”), consisting of (i) 381,000 shares of Common Stock, plus (ii) 616,419 shares of Common Stock, representing any shares remaining available for the grant of awards as of the 2024 Plan effective date (the “Effective Date”) under the Regional Management Corp. 2015 Long-Term Incentive Plan, as amended and restated (the”2015 Plan”), and (2) 41,427 shares of Common Stock that became available for future issuance before the 2024 Plan Effective Date under the 2015 Plan due to forfeitures of equity awards previously made under the terms of the 2015 Plan, the Company's 2011 Stock Incentive Plan, or the Company's 2007 Management Incentive Plan in accordance with the terms of the 2015 Plan.